EXHIBIT 4.01

THIS NOTE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

THIS NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY ARE AND SHALL AT ALL TIMES BE AND REMAIN SUBORDINATED IN RIGHT OF PAYMENT TO THE PRIOR PAYMENT IN FULL OF THE SENIOR SECURED OBLIGATIONS OWING TO THE SG LENDERS (AS DEFINED HEREIN).

5% SUBORDINATED UNSECURED PROMISSORY NOTE

$_____________                                                                                                                     February 17, 2009

FOR VALUE RECEIVED, GENIUS PRODUCTS, LLC (together with its successors and, if permitted, assigns, hereinafter called the “Obligor”), does hereby promise to pay in accordance with the terms of this instrument, to the order of _____________ (together with its successors and permitted assigns, the “Holder”) at _____________________, or at such other address designated in writing by notice to the Obligor by the Holder, the principal sum of ____________________ Dollars ($____________) (the “Principal Amount”), plus interest, payable in accordance with the  terms and conditions hereof.

  This Note is one of several notes aggregating up to Nine Million Five Hundred Thousand Dollars ($9,500,000) in principal amount that may be issued pursuant to the Note and Warrant Purchase Agreement, dated as of February 17, 2009 (as amended, modified or supplemented, the “Purchase Agreement”), by and among the Obligor, Genius Products, Inc., a Delaware corporation (the “Company”), the Holder and certain other parties (collectively, as the same may be amended or modified from time to time, the “Notes”).

1.  Payment, Prepayment.

(a) Subject to the terms and conditions of this Note, including the Extension (as defined below) and the subordination provisions under the Senior Secured Obligations owing to the SG Lenders, and subject to this Note being earlier accelerated pursuant to the terms hereof, the Principal Amount of this Note shall be due and payable in full to the Holder on December 31, 2010 (the “Maturity Date”).

(b) The Principal Amount of this Note and accrued interest may be prepaid at the election of the Obligor at any time in whole or in part, without penalty or premium, provided, however, Obligor shall not make any Distribution with respect to this Note until and unless the Senior Secured Obligations owing to the SG Lenders have been Paid in Full or consent to such Distribution is received in writing from the SG Lenders.  Any such prepayment will be applied first to interest accrued on this Note and second, if the amount of prepayment exceeds the amount of all such accrued interest, to the payment of the Principal Amount.

(c) Subject to clause (b) above, the Obligor agrees that it shall not make any payments (including, without limitation, prepayments) of principal and interest, fees or other charges (or redemption, purchase, retirement, defeasance, sinking fund or similar payment) under that certain 5% Subordinated Unsecured Promissory Note, dated December 31, 2008, issued by the obligor in favor of The Weinstein Company Holdings LLC (or its assigns) in the principal amount of $20,000,000 (as the same may be amended or modified from time to time, the “TWC Note”) unless the Obligor makes concurrent pro rata payments or prepayments under the Notes; provided, however, that this clause (c) shall not apply to (i) payments made under the TWC Note with the proceeds from the sale of the Notes, and (ii) payments made upon maturity of the TWC Note if, and only if, the Maturity Date of this Note has been extended in accordance with clause (d) below.  For so long as this Note is outstanding, the Obligor shall not amend or modify the TWC Note in a manner adverse to the holders of the Notes, including, without limitation, any change to the principal amount, interest rate or maturity date of the TWC Note, or exchange the TWC Note for (or replace the TWC Note with) other debt of the Obligor, without the prior written consent of a Majority in Interest.

(d) The Obligor may at its option and in its sole discretion extend the Maturity Date until December 31, 2011 (the “Extension”) provided, that, no later than December 31, 2010, the Obligor or its subsidiaries have entered into a distribution agreement (including any extension of a distribution agreement) with The Weinstein Company LLC or its affiliates (collectively, “TWC”), relating to the distribution of feature film and direct-to-video releases owned or controlled by TWC, on substantially similar terms (or terms more favorable to the Obligor) as the current distribution agreement between the Obligor and TWC, which by its terms does not expire prior to December 31, 2011 (as the same may be amended or modified from time to time, the “TWC Distribution Agreement”), and such agreement is effective at the time of such extension.

(e) Payments under this Note shall be made in U.S. dollars in immediately available funds.

(f) If any payment on this Note becomes due and payable on a Saturday, Sunday or other date on which commercial banks are authorized or required by law to close, the maturity thereof shall be extended to the next succeeding business day, and with respect to payments of principal, interest thereon shall be payable at the applicable rate during such extension.

(g) The Obligor agrees to pay all costs and expenses incurred by the Holder in connection with the collection of any amounts due under this Note, including reasonable attorneys’ fees.

(h) Except with respect to the Senior Secured Obligations, this Note ranks pari passu with all other Notes and other unsecured notes now or hereafter issued.  In  addition, Obligor agrees that it shall not make any payments or prepayments of principal and interest under any Note unless the Obligor makes concurrent pro rata payments or prepayments under all of the Notes.

2.  Interest.

(a) Except as set forth in clause (b) below, any amount due and outstanding hereunder (including, without limitation, the Principal Amount) shall accrue interest at a rate of five percent (5%) per annum, which accrual shall commence as of the date hereof and continue until the Principal Amount is paid.  Accrued interest shall be payable in full on the Maturity Date.

(b) During the period of the Extension, if any, any amount due and outstanding hereunder (including, without limitation, the Principal Amount) shall accrue interest at a rate of ten percent (10%) per annum.

(c) Interest shall be calculated on the basis of the actual number of days elapsed over a year of 360 days and shall accrue daily.  Presentment for payment, notice of dishonor, protest and notice of protest are hereby waived.

3.  Events of Default.  Upon the occurrence of any of the following events:

(a) default shall be made in the payment of any principal of or interest on this Note, on a date which such payment shall be payable;

(b) (i) the Obligor shall commence (or petition to commence) any lawsuit, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debtors, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Obligor shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Obligor a proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment, or (B) remains undismissed, undischarged or unbonded for a period of 30 days; or (iii) there shall be commenced against the Obligor a proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Obligor shall authorize or take any action in furtherance of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) the Obligor shall generally be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) the business of the Obligor shall cease; or (vii) the TWC Distribution Agreement is terminated during the term of the Extension; or (viii) the Obligor fails to make any payment of principal, interest or any other amount payable under the TWC Note or the SG Credit Agreement as it falls due or any such debt is accelerated; or (ix) the Obligor or the Company materially breaches any representation, warranty, covenant or other term or condition of any Transaction Document, except in the case of a breach of a covenant of any Transaction Document which is curable, only if such breach remains uncured for a period of at least five (5) Business Days; then, and in any such event set forth in clauses (a) and (b) of this Section 3, Holder may, at its option (A) declare all amounts of the Principal Amount outstanding under this Note to be forthwith due and payable, together with any accrued interest hereunder, whereupon this Note shall become forthwith due and payable, without presentment, diligence, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding; provided, that with respect to Events of Default under this Section 3(b)(i) through and including (iv), this Note shall automatically become immediately due and payable with respect to the Principal Amount outstanding under this Note, together with any accrued interest hereunder, and (B) exercise any and all other remedies provided hereunder or available at law or in equity upon the occurrence and continuation of an Event of Default.  The Obligor shall pay all out-of-pocket expenses incurred by the Holder (or its successors and assigns) after a Default, including the fees, charges, and disbursements of any counsel or consultants engaged by Holder to enforce the terms of this Note.

Each event specified in this Section 3 is an “Event of Default,” provided there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and such event, whether or not any such requirement has been satisfied, is a “Default.”

4.  Unconditional Obligations.  The Obligor agrees that its obligations to make payments of principal and interest as provided for herein are independent obligations and shall be absolute and unconditional, and shall not be subject to any defense, counterclaim, setoff or other right, existing or future, which the Obligor may have against the Holder, any other holder hereof or any other person or entity.

5.  Subordination.

(a) Obligor covenants and agrees, and the Holder by its acceptance of this Note (whether upon original issue or upon transfer or assignment), likewise covenants and agrees, notwithstanding anything to the contrary contained herein, that the payment of any and all of the obligations of the Obligor to the Holder evidenced by this Note (the “Subordinated Debt”) shall be subordinate and subject in right and time of payment, to the extent and in the manner hereinafter set forth, to the Payment in Full of the Senior Secured Obligations owing to the SG Lenders.

(b) The Obligor agrees that during any time that any Proceeding (defined below) involving the Obligor or any of its Significant Subsidiaries is pending:

(i) All Senior Secured Obligations shall first be Paid in Full before any Distribution, whether in cash, securities or other property, shall be made to the Holder on account of Subordinated Debt.

(ii) Any Distribution, whether in cash, securities or other property which would otherwise, but for the terms of this clause (b), be payable or deliverable in respect of the Subordinated Debt shall be paid or delivered to the SG Lenders until Payment in Full of the Senior Secured Obligations.  The Holder irrevocably authorizes, empowers and directs any debtor, debtor in possession, receiver, trustee, liquidator, custodian, conservator or other Person having authority, to pay or otherwise deliver all such Distributions, until the Senior Secured Obligations are Paid in Full, to the SG Lenders.  The Holder also irrevocably authorizes and empowers the SG Lenders until Payment in Full of the Senior Secured Obligations, in the name of the Holder, to demand, sue for, collect and receive any and all such Distributions.

(iii) The Holder agrees not to initiate, prosecute or participate in any claim, action or other proceeding challenging the enforceability, validity, perfection or priority of the Senior Secured Obligations or any liens and security interests securing the Senior Secured Obligations.

(iv) The Holder agrees to execute, verify, deliver and file any proofs of claim in respect of the Subordinated Debt requested by the SG Lenders that are consistent with the terms of this Note until the Senior Secured Obligations are Paid in Full in connection with any such Proceeding and hereby irrevocably authorizes, empowers and appoints the SG Lenders, its agent and attorney-in-fact to (i) execute, verify, deliver and file such proofs of claim and (ii) vote such claim in any Proceeding; provided, the SG Lenders shall not have any obligation to execute, verify, deliver and/or file any such proof of claim or to vote any such claim.

(v) The Senior Secured Obligations shall continue to be treated as Senior Secured Obligations and the provisions of this Note shall continue to govern the relative rights and priorities of the SG Lenders and the Holder even if all or part of the Senior Secured Obligations or the security interests securing the Senior Secured Obligations are subordinated, set aside, avoided, invalidated or disallowed in connection with any such Proceeding, and the applicable provisions of this Note shall be reinstated if at any time any payment of any of the Senior Secured Obligations is rescinded or must otherwise be returned by a SG Lender or any representative of such SG Lender;

(c) Notwithstanding anything to the contrary contained herein, the Obligor shall not make, and the Holder agrees that it will not accept, any Distribution with respect to the Subordinated Debt until the Senior Secured Obligations owing to the SG Lenders are Paid in Full or consent to such Distribution is received in writing from the SG Lenders.  The failure of the Obligor to make any Distribution with respect to the Subordinated Debt by reason of the operation of this clause (c) shall be construed as preventing the occurrence of an Event of Default under this Note.

(d) The Holder agrees that it shall not, without the prior written consent of the SG Lenders until Payment in Full of all the SG Obligations, take any Enforcement Action (defined below) with respect to the Subordinated Debt; provided, that, after the passage of 180 days from receipt by the SG Lenders of written notice from Holder that the Obligor has failed to make a payment on any Maturity Date, Holder shall have the right to commence and pursue judicial proceedings against the Obligor in order to collect such unpaid principal (together with accrued and unpaid interest) of this Note.  Notwithstanding the foregoing, but subject to the provisions of clause (b) above, the Holder may file proofs of claim against the Obligor, and may vote such claims in accordance with this Note, in any Proceeding involving the Obligor.  Any Distributions or other proceeds of any Enforcement Action obtained by the Holder shall in any event be held in trust by it for the benefit of the SG Lenders and promptly paid or delivered to the SG Lenders in the form received until all Senior Secured Obligations owing to the SG Lenders are Paid in Full.

(e) The Holder agrees that if any Distribution on account of the Subordinated Debt not permitted to be made by the Obligor or accepted by the Obligor under this Note is made and received by the Holder, such Distribution shall not be effective and shall not be commingled with any of the assets of the Holder, shall be held in trust by the Holder for the benefit of the SG Lenders and shall be promptly paid over to the SG Lenders until the Payment in Full of the Senior Secured Obligations owing to the SG Lenders, with any necessary endorsement, for application to the payment of the Senior Secured Obligations owing to the SG Lenders then remaining unpaid, until all of the Senior Secured Obligations owing to the SG Lenders are Paid in Full.

(f) Until the Senior Secured Obligations owing to the SG Lenders have been Paid in Full, any liens and security interests of the Holder in any property or assets of the Obligor which may exist in breach of the agreement pursuant to Section 6(b)(vi) hereof shall be and hereby are subordinated for all purposes and in all respects to the liens and security interests of SG Lenders in such assets and property, regardless of the time, manner or order of perfection of any such liens and security interests.  The Holder agrees that it will not at any time, including without limitation in connection with any Proceeding, contest the validity, perfection, priority or enforceability of the Senior Secured Obligations owing to the SG Lenders, or the liens and security interests of SG Lenders in the collateral securing the Senior Secured Obligations owing to the SG Lenders (the “Collateral”).  In the event that the Holder shall at any time have any liens or security interests in any such Collateral, the SG Lenders shall be deemed authorized by the Holder to file UCC termination statements sufficient to terminate the liens and security interests in favor of the Holder with respect to such Collateral, and the Holder shall promptly execute and deliver to SG Lenders such releases and terminations as SG Lenders shall reasonably request to effect the release of the liens and security interests of the Holder in such Collateral.  In furtherance of the foregoing, the Holder hereby irrevocably appoints the SG Lenders until the Payment in Full of the Senior Secured Obligations to the SG Lenders, its attorney-in-fact, with full authority in the place and stead of the Holder and in the name of the Holder or otherwise, to execute and deliver any document or instrument which the Holder may be required to deliver pursuant to this clause (f).

(g) The Holder agrees that it shall not sell, assign, pledge, dispose of or otherwise transfer all or any portion of the Subordinated Debt unless such transferee executes a joinder to this Agreement.  Any purported sale, assignment, pledge, disposition or other transfer without the execution of such a joinder shall be null and void

(h) In the event of any sale, transfer or other disposition (including a casualty loss or taking through eminent domain or expropriation) of any Collateral, the proceeds resulting therefrom (including insurance proceeds) shall be applied first to the Senior Secured Obligations owing to the SG Lenders, in accordance with the terms of the documents evidencing the Senior Secured Obligations owing to the SG Lenders or as otherwise consented to by SG Lenders until such time as the Senior Secured Obligations owing to the SG Lenders are Paid in Full.

(i) Modifications to Senior Secured Obligations Owing to the SG Lenders.  The SG Lenders may at any time and from time to time without the consent of or notice to the Holder, without incurring liability to the Holder and without impairing or releasing the obligations of the Holder under this Note, change the manner or place of payment or extend the time of payment of or renew or alter any of the terms of the Senior Secured Obligations owing to the SG Lenders, or amend or otherwise modify in any manner any agreement, note, guaranty or other instrument evidencing or securing or otherwise relating to the Senior Secured Obligations owing to the SG Lenders.  The terms of this Agreement, the subordination effected hereby, and the rights of the SG Lenders and obligations of the parties hereto shall not be affected, modified or impaired in any manner by any such change, extention, renewal, alteration, amendment or other modification.

(j) Reinstatement.  To the extent that any SG Lender receives payments (whether in cash, property or securities) on the Senior Secured Obligations owing to the SG Lenders that are subsequently invalidated, declared to be preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause the, to the extent of such payment or proceeds received, the Senior Secured Obligations owing to the SG Lenders, or part thereof, intended to be satisfied shall be revived and continue in full force and effect as if such payments or proceeds had not been received by such SG Lender.

6.  Amendment; Waiver.

(a) None of the provisions hereof may be waived, altered or amended, except by an instrument in writing executed by a Majority in Interest and the Obligor.  In the case of any waiver, the Obligor and the Holder shall be restored to their former respective positions and rights hereunder, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon except to the extent expressly provided in such waiver.  No failure to exercise and no delay in exercising, on the part of the Holder or any other holder hereof, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof of the exercise of any other right, remedy, power or privilege.

(b) Notwithstanding the foregoing, and notwithstanding anything to the contrary contained in this Note, the Holder shall not, without notice to and the prior written consent of the SG Lenders, until the SG Obligations have been Paid in Full, agree to any amendment, modification or supplement to this Note the effect of which is to (i) increase the principal amount of the Subordinated Debt (it being agreed that capitalization of interest shall not be deemed an amendment, modification or supplement) or rate of interest on any of the Subordinated Debt, (ii) shorten the dates upon which payments of Principal or Interest on the Subordinated Debt are due (it being agreed that any prepayment of Principal or Interest shall be governed by Section 1 hereof), (iii) change or add any event of default or any covenant with respect to the Subordinated Debt, (iv) change any redemption or prepayment provisions of the Subordinated Debt, (v) agree to subordinate the Subordinated Debt to any debt of the Obligor other than the Senior Secured Obligations owing to the SG Lenders, (vi) take any liens or security interests in any assets of the Obligor, (vii) change or amend Section 5 or 6, or (viii) change or amend any other term of this Note if such change or amendment would result in an event of default under any of the Senior Secured Obligations, increase the obligations of the Obligor, confer additional material rights on the Holder or any other holder of the Subordinated Debt in a manner adverse to the Obligor or any SG Lender.

7.  Notices.  All notices, requests and demands to or upon the Obligor or the Holder shall, to be effective hereunder, be in writing or by electronic mail or facsimile and, unless otherwise expressly provided herein, be deemed to have been given or made when delivered by hand, or three (3) days after the same is deposited in the mail, first class postage prepaid, or, in the case of notice by facsimile, when properly transmitted, addressed as follows or to such other address as such party may have hereafter notified to the other and any future holders of this Note:

the Obligor:	Genius Products, LLC
3301 Exposition Blvd., Suite 100
Santa Monica, CA 90404
Attention: Trevor Drinkwater
Facsimile: (310) 401-2865
E-Mail: trevor.drinkwater@geniusproducts.com

with a copy (which shall	Reed Smith, LLP
not constitute notice) to:	355 South Grand Ave., Suite 2900
Los Angeles, CA 90071
Attention: Allen Z. Sussman, Esq.
Facsimile: (213) 457-8080
E-Mail: asussman@reedsmith.com

the Holder:	__________________________
__________________________

with a copy (which shall	__________________________
__________________________

8.  Transfer of this Note.  This Note and all rights hereunder may be transferred or assigned by the Holder in whole or in part without the prior written consent of the Obligor.  Each certificate representing this Note transferred in accordance with this Section 8 shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the applicable securities laws, unless in the opinion of counsel for the Obligor, such legend is not required in order to ensure compliance with such laws.  The Obligor may issue stop transfer instructions to its transfer agent in connection with such restrictions.  Transfers of this Note shall be registered upon registration books maintained for such purpose by or on behalf of the Obligor.  Prior to presentation of this Note for registration of transfer, the Obligor shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal and for all other purposes whatsoever, whether or not this Note shall be overdue and the Obligor shall not be affected by notice to the contrary.   Within three (3) Business Days of delivery to the Obligor of evidence of transfer of this Note in part and delivery of the original Note, the Obligor shall issue replacement Notes in the new amounts.

9.  Waiver of Jury Trial.  The Obligor and the Holder hereby irrevocably waive all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Note or the actions of the Holder in the negotiation, administration, performance or enforcement thereof.

10.  Jurisdiction, Etc.  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York state court or United States federal court sitting in New York, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Note, or for recognition or enforcement of any judgment, and the Obligor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, any New York federal court.  The Obligor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Note shall affect any right that the Holder may otherwise have to bring any action or proceeding relating to this Note in the courts of any jurisdiction.  The Obligor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Note in any New York state court or New York federal court.  The Obligor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

11.  Successors and Assigns; Third Party Beneficiaries.   Subject to the exceptions specifically set forth in this Note, the terms and conditions of this Note shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and assigns of the Holder and the Obligor.  Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, in whole or in part, by the Obligor without the prior written consent of a Majority in Interest.  A merger, consolidation or other business combination of the Obligor with or into Genius Products, Inc. shall not be deemed an assignment of this Note so long as this Note shall remain outstanding and owing to the entity surviving such merger, consolidation or other business combination and all the assets and liabilities of the Obligor and Genius Products, Inc. shall be owned by such entity.  The SG Lenders are intended third party beneficiaries of this Note and may enforce their rights with respect hereto and payments hereon as if they were a party to this Note and without regard to an assignment of this Note.

12.  Replacement of Note.  Upon receipt by the Obligor of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note and (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it; or (b) in the case of mutilation, upon surrender thereof, the Obligor, at its expense, will execute and deliver in lieu thereof a new Note executed in the same manner as the Note being replaced, in the same principal amount as the unpaid principal amount of such Note.

13.  Limitation on Interest.  No provision of this Note shall require the payment or permit the collection of interest in excess of the maximum rate of interest that may be charged or collected by the Holder permitted by applicable law.

14.  Governing Law.  This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

15.  Interpretation, Headings, etc.,  Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.  Whenever the words “include,” “includes” or “including” are used in this Note, they shall be deemed followed by the words “without limitation.  Neither this Note nor any uncertainty or ambiguity herein shall be construed or resolved against Obligor or Holder, whether under any rule of construction or otherwise.  No Party to this Note shall be considered the draftsman.  On the contrary, this Note has been reviewed, negotiated and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words so as fairly to accomplish the purposes and intentions of all the parties.  The section headings contained in this Note are for convenience of reference only, do not form a part of this Note and shall not affect in any way the meaning or interpretation of this Note.  All references in this Note to “Section” or “Article” shall be deemed to be references to a Section or Article of this Note.  All references to “herein” or “hereof” or “hereunder” and similar phrases shall be broadly construed to refer to the entire Note and not merely to the specific clause, section, or article.

16.  No Recourse Against Others.  A past, present or future director, officer, employee or stockholder, as such, of the Obligor shall not have any liability for any obligations of the Obligor under this Note.  By accepting this Note, each holder shall waive and release all such liability.  The waiver and release shall be part of the consideration for the issue of the Note.

17.  Definitions:

(a) “Distribution” shall mean, with respect to any indebtedness, obligation or security owing by any Person: (i) any payment or distribution by such Person of cash, securities or other property, by set-off or otherwise, on account of such indebtedness, obligation or security, (ii) any redemption, purchase or other acquisition of such indebtedness, obligation or security by such Person or (iii) the granting of any lien or security interest to or for the benefit of the holders of such indebtedness, obligation or security in or upon any property or interests in property of such Person.

(b) “Enforcement Action” shall mean (i) to take from or for the account of the Obligor or any other Person, by set-off or in any other manner, the whole or any part of any moneys which may now or hereafter be owing by the Obligor with respect to the Subordinated Debt, (ii) to sue for payment of, or to initiate or participate with others in any suit, action or proceeding against the Obligor or any other Person to (x) enforce payment of or to collect the whole or any part of the Subordinated Debt or (y) commence judicial enforcement of any of the rights and remedies under this Note or applicable law with respect to the Subordinated Debt, (iii) to accelerate the Subordinated Debt, (iv) to exercise any put option or to cause the Obligor to honor any redemption or mandatory prepayment obligation under this Note or (v) to take any action under the provisions of any state or federal law, including, without limitation, the Uniform Commercial Code, or under any contract or agreement, to enforce, foreclose upon, take possession of or sell any property or assets of the Obligor or any other Person.

(c) “Majority in Interest” means, as of any relevant date, the holders of Notes representing more than 50% of the aggregate principal amount of the Notes outstanding as of such date.

(d) “Paid in Full” or “Payment in Full” shall mean the indefeasible payment in full in cash of all Senior Secured Obligations (except contingent indemnification obligations).

(e) “Person” shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

(f) “Proceeding” shall mean any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of a Person.

(g) “Purchase Agreement” has the meaning given in the introductory paragraph hereof.

(h) “Senior Secured Obligations” shall mean all present and future obligations of Obligor to the SG Lenders under or pursuant to the Credit Agreement (the “SG Credit Agreement”) dated as of August 10, 2007 by and among the Obligor, the Lenders party thereto, Société Générale and SG Americas Securities, LLC, as the same has been or may hereafter be amended (such present and future obligations to include, but not be limited to, all loans, advances, debts, liabilities and obligations, howsoever arising, owed or owing by the Obligor to any SG Lender (or in the case of any Lender Rate Contract, any Affiliate of an SG Lender, as applicable) of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising pursuant to the terms of the SG Credit Agreement or any of the other Credit Documents referred to therein, including without limitation all principal, interest (including interest that accrues after the commencement of any bankruptcy or other insolvency proceeding by or against the Obligor, whether or not allowed or allowable), fees, charges, expenses, attorneys’ fees and accountants’ fees chargeable to and payable by the Obligor thereunder (collectively, the “SG Obligations”); provided, however, that any obligations owing under the TWC Note (or any debt issued in exchange for, or as a replacement for, any such obligations) shall never constitute part of the Senior Secured Obligations hereunder.

(i) “SG Lenders” shall mean collectively, Société Générale, in its capacity as Administrative Agent and Collateral Agent for the lenders party to the SG Credit Agreement and the lenders from time to time party to the SG Credit Agreement (each, a “SG Lender”).

(j) “Significant Subsidiary” shall mean one or more subsidiaries of the Company which would be a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X under the Securities Exchange Act of 1934, as amended.

[Signature page follows]

IN WITNESS WHEREOF, the Obligor has executed this 5% Subordinated Unsecured Promissory Note as of February 17, 2009.

THE OBLIGOR: GENIUS PRODUCTS, LLC

By:	Genius Products, Inc., Managing Member
Name: Trevor Drinkwater
Title: Chief Executive Officer

PURCHASER:

By:
Name:
Title: